Exhibit 2.1

AGREEMENT AND PLAN OF Reorganization

BY AND Among

EQUITY BANCSHARES, INC.,

kl merger sub, inc.

AND

kansasland bancshares, Inc.

Dated as of April 18, 2024

ARTICLE I The Merger 2

Section 1.01 Merger of Merger Sub with and into KBI 2

Section 1.02 Effects of the Merger 2

Section 1.03 Articles of Incorporation and Bylaws 2

Section 1.04 Directors and Officers 2

Section 1.05 Effect on Capital Stock 2

Section 1.06 Calculation of Consideration 3

Section 1.07 Exchange Procedures 4

Section 1.08 Tax Treatment 5

Section 1.09 Modification of Structure 5

Section 1.10 Dissenting Shareholders 5

Section 1.11 Second Step Merger 6

Section 1.12 Bank Merger 6

ARTICLE II THE CLOSING AND THE CLOSING DATE 7

Section 2.01 Time and Place of the Closing and Closing Date 7

Section 2.02 Actions to be Taken at the Closing by KBI 7

Section 2.03 Actions to be Taken at the Closing by EQBK 9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF KBI 11

Section 3.01 Organization and Qualification 11

Section 3.02 Authority; Execution and Delivery 12

Section 3.03 Capitalization 12

Section 3.04 Compliance with Laws, Permits and Instruments 13

Section 3.05 Financial Statements. 14

Section 3.06 Undisclosed Liabilities 15

Section 3.07 Litigation 15

Section 3.08 Consents and Approvals 15

Section 3.09 Title to Assets 16

Section 3.10 Absence of Certain Changes or Events 16

Section 3.11 Leases, Contracts and Agreements 19

Section 3.12 Taxes 20

Section 3.13 Insurance 21

Section 3.14 No Material Adverse Change 21

Section 3.15 Proprietary Rights 21

Section 3.16 Transactions with Certain Persons and Entities 22

Section 3.17 Evidences of Indebtedness 22

Section 3.18 Condition of Assets 23

Section 3.19 Environmental Compliance 23

Section 3.20 Regulatory Compliance 24

Section 3.21 Absence of Certain Business Practices 25

Section 3.22 Books and Records 25

Section 3.23 Forms of Instruments, Etc 25

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(continued)

Page

Section 3.24 Fiduciary Responsibilities 25

Section 3.25 Guaranties 25

Section 3.26 Voting Trust, Voting Agreements or Shareholders’ Agreements 25

Section 3.27 Employee Relationships 25

Section 3.28 Employee Benefit Plans 26

Section 3.29 Obligations to Employees 28

Section 3.30 Interest Rate Risk Management Instruments 29

Section 3.31 Internal Controls 29

Section 3.32 Community Reinvestment Act 29

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act 29

Section 3.34 Usury Laws and Other Consumer Compliance Laws 30

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act 30

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices 30

Section 3.37 Securities Not Publicly Traded 30

Section 3.38 Representations Not Misleading 30

Section 3.39 Mortgage Servicing Right 31

Section 3.40 No Other Representations or Warranties 32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF EQBK 32

Section 4.01 Organization and Qualification 33

Section 4.02 Authority; Execution and Delivery 33

Section 4.03 Capitalization 34

Section 4.04 Compliance with Laws, Permits and Instruments 34

Section 4.05 Consents and Approvals 35

Section 4.06 Regulatory Compliance 35

Section 4.07 Absence of Certain Changes 36

Section 4.08 EQBK Disclosure Controls and Procedures 36

Section 4.09 Representations Not Misleading 36

Section 4.10 No Other Representations or Warranties 37

ARTICLE V COVENANTS OF KBI 37

Section 5.01 Commercially Reasonable Efforts 37

Section 5.02 Shareholders’ Meeting 37

Section 5.03 Information Furnished by KBI 37

Section 5.04 Required Acts 38

Section 5.05 Prohibited Acts 39

Section 5.06 Access; Pre-Closing Investigation 42

Section 5.07 Additional Financial Statements 42

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(continued)

Page

Section 5.08 Untrue Representations 42

Section 5.09 Litigation and Claims 43

Section 5.10 Material Adverse Changes 43

Section 5.11 Consents and Approvals 43

Section 5.12 Benefit Plans 43

Section 5.13 Termination of Contracts 43

Section 5.14 Conforming Accounting Adjustments 44

Section 5.15 Regulatory and Other Approvals 44

Section 5.16 Tax Matters 45

Section 5.17 Disclosure Schedules 45

Section 5.18 Transition 45

Section 5.19 Execution of Releases 46

Section 5.20 No Solicitation 46

ARTICLE VI COVENANTS OF EQBK 47

Section 6.01 Commercially Reasonable Efforts 47

Section 6.02 Regulatory Filings 47

Section 6.03 Untrue Representations 47

Section 6.04 Litigation and Claims 48

Section 6.05 Material Adverse Changes 48

Section 6.06 Consents and Approvals 48

Section 6.07 Employee Matters 48

Section 6.08 Conduct of Business in the Ordinary Course 49

Section 6.09 No Control of Other Party’s Business 49

Section 6.10 Directors’ and Officers’ Indemnification and Insurance 49

Section 6.11 Tax Matters 50

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF KBI 51

Section 7.01 Representations and Warranties 51

Section 7.02 Performance of Obligations 51

Section 7.03 Shareholder Approval 51

Section 7.04 Government and Other Approvals 51

Section 7.05 No Litigation 52

Section 7.06 Delivery of Closing Documents 52

Section 7.07 No Material Adverse Change 52

Section 7.08 Tail Policy 52

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK AND MERGER SUB 52

Section 8.01 Representations and Warranties 52

Section 8.02 Performance of Obligations 53

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(continued)

Page

Section 8.03 Shareholder Approval 53

Section 8.04 Government and Other Approvals 53

Section 8.05 No Litigation 53

Section 8.06 Releases 53

Section 8.07 No Material Adverse Change 54

Section 8.08 Termination of Employee Plans 54

Section 8.09 Dissenting Shareholders 54

Section 8.10 Delivery of Closing Documents 54

Section 8.11 Minimum Shareholders’ Equity 54

Section 8.12 FIRPTA Certificate 54

ARTICLE IX TERMINATION 54

Section 9.01 Right of Termination 54

Section 9.02 Notice of Termination 56

Section 9.03 Effect of Termination 56

ARTICLE X GENERAL PROVISIONS 56

Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements 56

Section 10.02 Expenses 56

Section 10.03 Brokerage Fees and Commissions 56

Section 10.04 Entire Agreement 57

Section 10.05 Binding Effect; Assignment 57

Section 10.06 Further Cooperation 57

Section 10.07 Severability 57

Section 10.08 Notices 58

Section 10.09 GOVERNING LAW 59

Section 10.10 WAIVER OF JURY TRIAL 59

Section 10.11 Multiple Counterparts 59

Section 10.12 Definitions 59

Section 10.13 Specific Performance 67

Section 10.14 Attorneys’ Fees and Costs 67

Section 10.15 Rules of Construction 67

Section 10.16 Articles, Sections, Exhibits and Schedules 68

Section 10.17 Public Disclosure 68

Section 10.18 Extension; Waiver 68

Section 10.19 Amendment 69

Section 10.20 No Third Party Beneficiaries 69

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EXHIBITS

Exhibit “A”	Form of Voting Agreement
Exhibit “B”	Form of Director Support Agreement
Exhibit “C”	Form of Bank Merger Agreement
Exhibit “D”	Form of Director Release
Exhibit “E”	Form of Officer Release

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AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of April 18, 2024, by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), KL Merger Sub, Inc. (“Merger Sub”), a Kansas corporation and wholly-owned subsidiary of EQBK, and Kansasland Bancshares, Inc. (“KBI”), a Kansas corporation and registered bank holding company under the BHCA.

RECITALS

WHEREAS, EQBK owns all of the common stock of Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”);

WHEREAS, KBI owns all of the common stock of KansasLand Bank, a Kansas state bank with its principal office in Quinter, Kansas (the “Bank”);

WHEREAS, the Board of Directors of EQBK (the “EQBK Board”) and the Board of Directors of KBI (the “KBI Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement;

WHEREAS, EQBK will acquire KBI through the merger of Merger Sub, with and into KBI (the “Merger”), with KBI surviving as a wholly-owned subsidiary of EQBK and immediately following, and in connection with and an integral part of, the Merger, EQBK will cause KBI to be merged with and into EQBK, with EQBK surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as EQBK may determine, EQBK will cause the Bank to be merged with and into Equity Bank, with Equity Bank surviving the merger (the “Bank Merger”);

WHEREAS, it is intended that the Integrated Mergers together will be treated as a reorganization under Section 368(a) of the Code, and the rules and regulations promulgated thereunder and that this Agreement constitutes and is hereby adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code and the applicable regulations;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain shareholders of KBI have each entered into a Voting Agreement in the form attached hereto as Exhibit “A” (the “Voting Agreement”), whereby such shareholders of KBI have agreed to vote the shares of KBI Stock (as defined below) owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, each of the directors of KBI have entered into Director Support Agreements in the form attached hereto as Exhibit ”B” (the “Director Support Agreement”) in connection with the Merger; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

The Merger
Section 1.01
Merger of Merger Sub with and into KBI. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into KBI in accordance with Section 17-6701 of the Kansas General Corporation Code (the “KGCC”). KBI will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the KGCC as a wholly-owned subsidiary of EQBK. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.
Section 1.02
Effects of the Merger. The Merger will have the effects set forth in the KGCC. The name of the Surviving Corporation will be “Kansasland Bancshares, Inc.”
Section 1.03
Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of KBI, as in effect immediately before the Effective Time, will be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.
Section 1.04
Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.
Section 1.05
Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of EQBK, Merger Sub, KBI or any holder of record of the following securities:
(a)
Each share of Class A common stock, par value $0.01 per share, of EQBK (“EQBK Class A Stock”) and Class B common stock, par value $0.01 per share of EQBK (“EQBK Class B Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.
(b)
Each share of common stock of Class A and Class B, par value $1.00 per share, of KBI (the “KBI Common Stock”) issued and outstanding immediately prior to the

Effective Time, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the following:
(i)
the Per Share Cash Consideration, (the aggregate consideration described in clause 1.06 (f), the “Common Consideration”).
(c)
At the Effective Time, all of the shares of KBI Class A and Class B Common Stock (together, the “KBI Stock”) converted into the right to receive the Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each certificate that immediately prior to the Effective Time represented any such shares of KBI Stock shall thereafter represent only the right to receive the Merger Consideration.
(d)
Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
Section 1.06
Calculation of Consideration. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)
“Adjusted Equity” means the sum of: (i) KBI’s capital and surplus attributable to the KBI Common Stock and retained earnings accounts calculated as of the Calculation Date and in accordance with generally accepted accounting principles of the United States (“GAAP”) consistently applied; minus (ii) the sum of all of KBI’s intangible assets as of the Calculation Date; minus (iii) all KBI Merger Costs that have been or will be incurred through the Closing Date which have not been accrued or paid by KBI or the Bank on or prior to the Calculation Date.
(b)
“Calculation Date” means the last day of the month immediately preceding the month during which the Closing Date occurs, or such other date as mutually agreeable to the parties hereto.
(c)
“KBI Merger Costs” means (i) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans); (ii) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses) incurred by KBI; (iii) the payments owed by KBI to those employees and in such amounts listed on Confidential Schedule 1.06(c), including, without limitation any severance, stay-pay or retention bonus amounts or change in control payments not being paid by EQBK (all of which shall be reflected on Confidential Schedule 1.06(c) including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount); (iv) a mutually agreeable estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of a Retirement Plan; (v) any federal or state income Tax obligations, franchise Tax obligations or real property Tax obligations incurred prior to the Effective Time; (vi)

the accrual or payment of all of the costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by KBI in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, deconversion fees, expenses, contract payments and penalties or liquidated damages associated with the termination of the data processing, technology and other contracts contemplated by Section 5.13 hereof; (vii) any unrealized gains or any unrealized losses (as the case may be) in KBI’s securities portfolio or financial instruments due to mark-to-market adjustments required by GAAP as of the Calculation Date; (viii) a mutually agreeable estimate of the cost of preparing any required federal and state income Tax Returns of KBI; (ix) any amount required to be added to KBI’s allowance for loan losses to comply with Section 5.04(k); and (x) any other amounts mutually agreed upon in writing by EQBK and KBI. For the avoidance of doubt, KBI shall pay or fully accrue all KBI Merger Costs as of the Calculation Date, including mutually agreeable estimates of all KBI Merger Costs to be paid after the Calculation Date, and KBI’s accrued tax liabilities and expenses as of the Calculation Date shall be calculated for purposes of the Adjusted Equity after deduction of all such KBI Merger Costs to the extent such KBI Merger Costs are deductible for tax purposes. In addition, any dividends (whether paid or declared) by KBI shall have been recorded by KBI as a reduction of Adjusted Equity.
(d)
“Equity Adjustment” means, if Minimum Equity requirements are not met after the calculation of the Adjusted Equity, the Per Share Cash Consideration shall be adjusted on a dollar for dollar basis. Provided however, if the AdjustedEquity is less than $250,000.00, EQBK shall have the option to close or terminate this Agreement in its sole discretion.

(e)
“Minimum Equity” means $350,000.00
(f)
“Per Share Cash Consideration” means an amount equal to one hundred thousand dollars (“100,000.00”) divided by (i) the sum of (A) the number of shares of KBI Common Stock issued and outstanding immediately prior to the Effective Time.
Section 1.07
Exchange Procedures.
(i)
At or prior to the Effective Time, EQBK have immediately available, for the benefit of the holders of Common Certificates, for exchange in accordance with this Section 1.07(a), (i) cash in an amount sufficient to pay the aggregate Per Share Cash Consideration, the (“Exchange Fund”).
(ii)
As promptly as practicable after the Effective Time, but in no event later than ten (10) Business Days thereafter, and subject to the receipt by the EQBK of a list of KBI’s shareholders in a format that is reasonably acceptable to EQBK, EQBK shall to mail to each holder of record immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Common Certificate shall pass, only upon delivery of such Common Certificate (or an affidavit of loss in lieu of such Common

Certificate and, if reasonably required by EQBK , the posting by such holder of KBI Common Stock of a bond in such amount as EQBK may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Certificate)) to EQBK and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the EQBK (the “Common Letter of Transmittal”) and (ii) instructions for use in surrendering each Common Certificate in exchange for the Common Consideration. The KBI shareholders will be entitled to receive their Common Consideration only after receipt by the EQBK of a properly completed Common Letter of Transmittal. If a Common Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Common Certificates, then the EQBK will notify that KBI shareholder promptly of the need for further information or documentation.
Section 1.08
Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Integrated Mergers together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Integrated Mergers to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 1.09
Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, EQBK may elect subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the holders of KBI Stock as a result of such modification, (ii) the after tax consideration to be paid to the holders of KBI Stock is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.
Section 1.10
Dissenting Shareholders.
(a)
Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for appraisal rights pursuant to Section 17-6712 of the KGCC (a “Dissenting Shareholder”) with respect to any shares of KBI Stock held by such Dissenting Shareholder (“Dissenting Shares”) shall be entitled to receive the Merger Consideration with respect to such Dissenting Shares unless and until such Dissenting Shareholder shall have effectively withdrawn (in accordance with Section 17-6712 of the KGCC) or lost such Person’s right to appraisal under the KGCC with respect to such Dissenting Shares. Unless and until a Dissenting Shareholder shall have effectively so withdrawn or lost such Dissenting Shareholder’s right to appraisal under the KGCC with respect to Dissenting Shares, such Dissenting Shareholder shall be entitled to receive only payment of the fair value of such Dissenting Shares as required by Section

17-6712 of the KGCC (including any interest thereon and related costs, if any, required to be paid in accordance with Section 17-6712 of the KGCC). KBI shall give EQBK (A) prompt written notice of any written demands for payment of fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by KBI prior to the Effective Time pursuant to Section 17-6712 of the KGCC relating to KBI shareholders’ appraisal rights and (B) the opportunity to participate in and control all negotiations and proceedings with respect to demands for payment of fair value by KBI shareholders under Section 17-6712 of the KGCC. KBI shall not, except with the prior written consent of EQBK (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such dissent or demands for payment of fair value, offer to settle or settle any such demands. Any payment required to be made with respect to the Dissenting Shares shall be made by EQBK. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time).
(b)
If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to appraisal under the KGCC, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of KBI Stock shall no longer be Dissenting Shares and shall be automatically converted into the right to receive the Merger Consideration, as applicable, without interest, as set forth in this Article I, it being understood that surrender of the Certificate representing such Dissenting Shares shall be a prerequisite to the receipt of payment in respect of any Dissenting Shares represented thereby.
Section 1.11
Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the KGCC, EQBK shall cause the Surviving Corporation to be merged with and into EQBK in the Second Step Merger, with EQBK surviving the Second Step Merger and continuing its existence under the Laws of the State of Kansas, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, EQBK shall cause to be filed with each of the Secretary of State of the State of Kansas, in accordance with the KGCC, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the KGCC.
Section 1.12
Bank Merger. Immediately following the Second Step Merger, or at such later time as EQBK may determine in its sole discretion, EQBK will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit “C” (the “Bank Merger Agreement”). Equity Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. Prior to or on the date of this Agreement, the board of directors each of Equity Bank and the Bank have approved the Bank Merger Agreement and Equity Bank and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.
ARTICLE II

THE CLOSING AND THE CLOSING DATE
Section 2.01
Time and Place of the Closing and Closing Date.
(a)
On a date mutually acceptable to EQBK and KBI within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).
(b)
The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Kansas in accordance with the KGCC (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.
(c)
The Closing will take place at the offices of Equity Bank, 7701 East Kellogg Drive, Wichita, Kansas 67207 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.
Section 2.02
Actions to be Taken at the Closing by KBI. At the Closing, KBI will execute and acknowledge, or cause to be executed and acknowledged, and deliver to EQBK such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of EQBK to close hereunder):
(a)
True, correct and complete copies of KBI’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;
(b)
True, correct and complete copies of the Bank’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the OSBC;

(c)
A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of KBI under the Laws of the State of Kansas;
(d)
A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of the Bank;
(e)
A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);
(f)
A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that KBI is a registered bank holding company under the BHCA;
(g)
A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of KBI, pursuant to which such officer will certify: (i) the due adoption by the KBI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of KBI of this Agreement; (iii) the incumbency and true signatures of those officers of KBI duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of KBI attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of KBI Common Stock as of the Closing Date;
(h)
A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;
(i)
A certificate, dated as of the Closing Date, executed by the chief executive officer of KBI, pursuant to which KBI will certify that (i) KBI has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this

Agreement, there has been no Material Adverse Change with respect to KBI or any of its Subsidiaries, individually or in the aggregate since March 31, 2024;
(j)
All consents required from third parties to complete the transactions contemplated by this Agreement listed on Confidential Schedule 2.02(j);
(k)
All releases as required under Section 8.06;
(l)
A certificate, dated as of the Closing Date, executed by the chief financial officer of KBI certifying the amount of the Adjusted Equity of KBI as of the Calculation Date; and
(m)
All other documents required to be delivered to EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by EQBK or its counsel.
Section 2.03
Actions to be Taken at the Closing by EQBK. At the Closing, EQBK will execute and acknowledge, or cause to be executed and acknowledged, and deliver to KBI such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of KBI to close hereunder):
(a)
True, correct and complete copies of EQBK’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;
(b)
True, correct and complete copies of Merger Sub’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;
(c)
A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of EQBK under the Laws of the State of Kansas;
(d)
A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of Merger Sub under the Laws of the State of Kansas;
(e)
A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that EQBK is a registered bank holding company under the BHCA;
(f)
A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of EQBK, pursuant to which such officer will certify: (i) the due adoption by the EQBK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of EQBK duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iii) that the copy of the Bylaws of EQBK attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;
(g)
A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Equity Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of Equity Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of Equity Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iii) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;
(h)
A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Merger Sub, pursuant to which Merger Sub will certify (i) the due adoption by the Board of Directors of Merger Sub of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the sole shareholder of Merger Sub of resolutions authorizing the Merger, this Agreement and the transactions contemplated by the Merger, (iii) the incumbency and true signatures of those officers of Merger Sub duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Merger Sub, and (iv) that the copy of the Bylaws of Merger Sub attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;
(i)
A certificate, dated as of the Closing Date, executed by the chief executive officer of EQBK, pursuant to which EQBK will certify that (i) EQBK has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to EQBK since December 31, 2023;
(j)
All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 2.03(j); and
(k)
All other documents required to be delivered to KBI by EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by KBI or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KBI

Except as disclosed in the disclosure schedules delivered by KBI to EQBK prior to the execution hereof (the “KBI Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the KBI Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by KBI that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, KBI hereby represents and warrants to EQBK as follows:

Section 3.01 Organization and Qualification.

(a)
KBI is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. KBI has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of KBI, as amended to date, certified by the Secretary of KBI, have been made available to EQBK. Except as set forth in Confidential Schedule 3.01(a), KBI does not own or control any Affiliate or Subsidiary, other than the Bank. The nature of the business of KBI and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Kansas. KBI has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by KBI has not been conducted through any other direct or indirect Subsidiary or Affiliate of KBI other than the Bank.
(b)
The Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of the Bank, as amended to date, have been made available to EQBK. The Bank is an insured depository institution as defined in the FDIA. Except as set forth in Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Kansas. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.
Section 3.02
Authority; Execution and Delivery. KBI has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the KBI Board. The KBI Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of KBI and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to KBI’s shareholders for adoption at a meeting of such shareholders with a recommendation from the KBI Board in favor of adoption (the “KBI Recommendation”) and has adopted a resolution to the foregoing effect. KBI has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by KBI, and each constitutes the legal, valid and binding obligation of KBI, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
Section 3.03
Capitalization.
(a)
As of the date hereof, the entire authorized capital stock of KBI consists solely of (i) 200,000Shares of KBI Common Stock consisting of 100,000 Shares of Class A and 100,000 Shares of Class B, of which 51,392 shares of Class A and 11,464 shares of Class B shares are issued and outstanding. Except as set forth on Confidential Schedule 3.03, there are no (i) outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, KBI to purchase or otherwise acquire any security of or equity interest in KBI, obligating KBI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of KBI Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of KBI Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of KBI Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of KBI Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.
(b)
As of the date hereof, the entire authorized capital stock of the Bank consists solely of 600 shares of common stock, par value $100.00 per share, of the Bank (“Bank Stock”) of which 600 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii)

outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Kansas. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.
(c)
Except as set forth on Confidential Schedule 3.03(c), KBI owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of KBI has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
Section 3.04
Compliance with Laws, Permits and Instruments.
(a)
Except as set forth on Confidential Schedule 3.04(a), KBI and each of its Subsidiaries have performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the articles of incorporation of KBI or any of its Subsidiaries, the bylaws or other governing documents of KBI or any of its Subsidiaries (collectively, the “KBI Constituent Documents”), (ii) any provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to KBI, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any Law or Order of any Governmental Entity applicable to KBI or any of its Subsidiaries or their respective assets, operations, properties or businesses, except in the case of clauses (ii) and (iii) where any such noncompliance, default or violation, in the aggregate, would not have a Material Adverse Change on KBI or any Subsidiary of KBI.
(b)
Except as set forth on Confidential Schedule 3.04(b), the execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the KBI Constituent Documents, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to KBI or any of its Subsidiaries or their respective assets, operations, properties or businesses, or

(iii) any material Law or Order of any Governmental Entity applicable to KBI or any of its Subsidiaries or their respective assets, operations, properties or businesses.
Section 3.05
Financial Statements.
(a)
KBI has furnished to EQBK true and complete copies of (i) the audited consolidated balance sheet of KBI and its Subsidiaries as of December 31, 2022 and December 31, 2023, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows of KBI and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of KBI’s independent auditors for the years ended as of such dates, and the unaudited consolidated balance sheet of KBI and its Subsidiaries at March 31, 2024, and the related consolidated statements of operations, shareholders’ equity and cash flows of KBI and its Subsidiaries, together with all related notes and schedules thereto for the three-month period ended as of such date, and (ii) the audited consolidated balance sheet of the Bank as of December 31, 2022 and December 31, 2023, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows of the Bank, together with all related notes and schedules thereto, accompanied by the reports thereon of the Bank’s independent auditors for the years ended as of such dates, and the unaudited consolidated balance sheet of the Bank at March 31, 2024, and the related consolidated statements of operations, shareholders’ equity and cash flows of the Bank, together with all related notes and schedules thereto for the three-month period ended as of such date (collectively, the financial statements listed in clause (i) and (ii), the “KBI Financial Statements”). The KBI Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of KBI and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the KBI Financial Statements accurately and fairly reflect in all material respects the transactions of KBI. The KBI Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
(b)
KBI has furnished EQBK with true and complete copies of the Reports of Condition and Income as of December 31, 2021, 2022 and 2023 (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the

Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.
Section 3.06
Undisclosed Liabilities. Neither KBI nor any of its Subsidiaries have any liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by KBI or any of its Subsidiaries or liabilities for federal, state or local Taxes or assessments), that is not reflected in or disclosed in the appropriate KBI Financial Statements or Call Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the applicable dates of the KBI Financial Statements or the Call Reports, respectively, or (b) that are not, individually or in the aggregate, material to KBI and its Subsidiaries, taken as a whole.
Section 3.07
Litigation.
(a)
Except as set forth on Confidential Schedule 3.07, neither KBI nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of KBI, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against KBI or any of its Subsidiaries, nor to the Knowledge of KBI, is there any basis for any proceeding, claim or any action against KBI or any of its Subsidiaries.
(b)
No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of KBI, threatened against KBI or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by KBI or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 3.08
Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OSBC, and approval of such applications, filings and notices, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by KBI of this Agreement or (B) the consummation by KBI of the transactions contemplated by this Agreement. As of the date of this Agreement, KBI knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and KBI has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.
Section 3.09
Title to Assets. Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by KBI or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which KBI or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). KBI or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the KBI Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by KBI or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens, except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on KBI.
Section 3.10
Absence of Certain Changes or Events. Except as set forth on Confidential Schedule 3.10, since December 31, 2023, KBI and each of its Subsidiaries has conducted its business only in the ordinary course and has not:
(a)
incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;
(b)
discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;
(c)
increased the shares of KBI Stock or Bank Stock outstanding or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;
(d)
issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;
(e)
acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
(f)
mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the KBI Financial Statements or the Call Reports;
(g)
sold, transferred, leased to others or otherwise disposed of any of its material assets (except for assets disposed of for fair value) or cancelled or compromised any material debt or claim, or waived or released any material right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;
(h)
terminated, cancelled or surrendered, or received any notice of or written threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;
(i)
disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any material license or Proprietary Right or modified any existing rights with respect thereto;
(j)
made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than as provided in any written agreement set forth on Confidential Schedule 3.10) or normal annual salary increases consistent with past practice that will not exceed 3%, in the aggregate, of the total salaries of such Persons, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;
(k)
except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;
(l)
instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;
(m)
suffered any change, event or condition that, in any case or in the aggregate, has caused or is reasonably likely to result in a Material Adverse Change;
(n)
except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;
(o)
entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;
(p)
sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
(q)
made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or RAP or the extent required by Law;
(r)
sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;
(s)
made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000; for the avoidance of doubt, this Section 3.10(s) shall not prohibit any loan or require KBI or any Subsidiary thereof to obtain the consent of EQBK in order to make any loan except as may be required pursuant to Section 5.05(t), and any loans made in excess of the principal amount of $250,000 between the date of this Agreement and the Closing Date and any such loans will be set forth on KBI’s supplemental disclosure schedules provided to EQBK pursuant to Section 5.17;
(t)
renewed, extended the maturity of, or altered any of the terms of any loan classified by KBI as “intermediate,” “substandard,” and “problem” or other words of similar import; or
(u)
entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.

Section 3.11
Leases, Contracts and Agreements.
(a)
Confidential Schedule 3.11(a) sets forth a complete listing, as of March 31, 2024, of all contracts to which KBI or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:
(i)
relate to real property used by KBI or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii)
relate in any way to the assets or operations of KBI or any of its Subsidiaries and involves payments to or by KBI or any of its Subsidiaries of $50,000 or more during the term thereof;
(iii)
contain any right of first refusal or option to purchase in favor of a third party;
(iv)
limits the ability of KBI or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of EQBK or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;
(v)
obligates KBI or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, EQBK and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than KBI or any of its Subsidiaries “most favored nation” status or similar rights;
(vi)
relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;
(vii)
relates to indebtedness for borrowed money of KBI or any of its Subsidiaries;
(viii)
provides for potential indemnification payments by KBI or any of its Subsidiaries (other than indemnification obligations under vendor contracts made in the ordinary course of business and indemnification obligations set forth in the KBI Constituent Documents) or the potential obligation of KBI or any of its Subsidiaries to repurchase loans;
(ix)
provides any rights to investors in KBI, including registration, preemptive or antidilution rights or rights to designate members of or observers to KBI’s or any of its Subsidiaries’ Board of Directors;
(x)
is a data processing/technology contracts, software programming or licensing contract;
(xi)
requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement; or
(b)
For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi)

repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, KBI or the Bank.
(c)
No participations or loans have been sold by KBI or any of its Subsidiaries that have buy back, recourse or guaranty provisions that create contingent or direct liability to KBI or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.
(d)
True and correct copies of all Listed Contracts, and all amendments thereto, have been furnished to EQBK.
(e)
All rent and other payments by KBI and each of its Subsidiaries under the Listed Contracts are current, there are no existing material defaults by KBI or any of its Subsidiaries under the Listed Contracts and, to the Knowledge of KBI, no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.
(f)
Since March 31, 2024, neither KBI nor any of its Subsidiaries has entered into any contracts of the type described under Sections 3.11(a)(i) – (xi).
Section 3.12
Taxes.
(a)
KBI and each of its Subsidiaries have duly and timely filed all federal, state and other Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Laws and all Taxes due and owing by KBI and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither KBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of KBI, no claim has been made within the past three (3) years by an authority in a jurisdiction where KBI or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Other than Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of KBI or any of its Subsidiaries.
(b)
KBI and each of its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(c)
There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability of KBI or any of its Subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which any of the directors and officers of KBI or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. No taxing authority has threatened in writing or, the Knowledge of KBI, otherwise to assess additional Taxes for any period for which Tax Returns have been filed.

(d)
True and complete copies of the federal, state and local income and franchise Tax Returns of KBI and each of its Subsidiaries, as filed with the taxing authority for the years ended December 31, 2021, 202219, and 2023 have been furnished to EQBK. Neither KBI nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.
Section 3.13
Insurance.
(a)
Confidential Schedule 3.13(a) sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to KBI and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither KBI nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13(a), neither KBI nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which KBI or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of KBI and each of its Subsidiaries is insured for an amount deemed adequate by KBI’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of KBI or any of its Subsidiaries within the last three (3) years, and KBI has no Knowledge of any facts that would form the basis of a claim under such bonds.
Section 3.14
No Material Adverse Change. Except as set forth on Confidential Schedule 3.14, there has not been any Material Adverse Change with regard to or affecting KBI or any of its Subsidiaries since December 31, 2023, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on KBI or any of its Subsidiaries or that could materially affect KBI’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.
Section 3.15
Proprietary Rights. Except as set forth on Confidential Schedule 3.15, neither KBI nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. To the Knowledge of KBI, neither KBI nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to KBI’s Knowledge, threatened, with respect thereto. To the Knowledge of KBI, no third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of KBI and its Subsidiaries.
Section 3.16
Transactions with Certain Persons and Entities. Except as set forth on Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by KBI or any of its Subsidiaries to, and neither KBI nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of KBI or any of its Subsidiaries nor is KBI or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of KBI or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.16, neither KBI nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or officer of KBI or any of its Subsidiaries, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in KBI’s or any of its Subsidiaries’ premises and not used in the operations of KBI or any of its Subsidiaries), nor do any of such persons own or have the right to use real property that is adjacent to property on which KBI’s or any of its Subsidiaries’ facilities are located. Except as set forth on Confidential Schedule 3.16 or Confidential Schedule 3.28(a), neither KBI nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of KBI or any of its Subsidiaries.
Section 3.17
Evidences of Indebtedness. All evidences of indebtedness and Leases included in the KBI Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against KBI or any of its Subsidiaries or the present holder thereof. The credit files of KBI and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to KBI that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of KBI or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Neither KBI nor the Bank makes any representations or warranties with respect to the current collectability of the loans, the current value of the collateral securing the loans, or the current creditworthiness of any makers, guarantors or obligors thereof. KBI and the Bank have disclosed all of the intermediate, substandard, doubtful, loss, nonperforming or problem loans of KBI and the Bank on the internal watch list of KBI or the Bank, a copy of which as of March 31, 2024, has been provided to EQBK. Neither KBI nor the Bank is aware of, nor has KBI or the Bank received written notice of, any past or present conditions, events, activities, practices or incidents that may result in a material violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of KBI. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in material compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.
Section 3.18
Condition of Assets. All tangible assets used by KBI and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. None of KBI’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.
Section 3.19
Environmental Compliance.

(a)
KBI and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. KBI is not aware of, nor has KBI or any of its Subsidiaries received written notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of KBI or any of its Subsidiaries with all Environmental Laws.
(b)
KBI and each of its Subsidiaries have obtained all material permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.
(c)
To the Knowledge of KBI, no Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of KBI has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that KBI and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.
(d)
There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to KBI’s Knowledge threatened against KBI, any of its Subsidiaries or, to KBI’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. To the Knowledge of KBI, neither KBI nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither KBI nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has KBI or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.
(e)
To the Knowledge of KBI, no Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and to the Knowledge of KBI, no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.
(f)
Except as listed on Confidential Schedule 3.19, none of the following exists at any property or facility owned or operated by KBI or any of its Subsidiaries: (i) under or above‑ground storage tanks, (ii) Asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, (iv) landfills, or surface impoundments, or (v) disposal areas for Hazardous Materials.
(g)
None of the properties currently owned or operated by KBI or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h)
The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup imposed by any Governmental Entity pursuant to Environmental Laws, or require the consent of any Person, pursuant to any of the so‑called “transaction‑triggered” or “responsible property transfer” Environmental Laws.
(i)
Neither KBI nor any of its Subsidiaries, either expressly or by operation of law, assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.
(j)
KBI has provided EQBK with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.
Section 3.20
Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by KBI and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the OSBC, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as set forth on Confidential Schedule 3.20, (a) none of KBI or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and KBI and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or to the Knowledge of KBI, threatened against KBI or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to KBI’s Knowledge, investigation into the business or operations of KBI or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of KBI or the Bank. KBI is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).
Section 3.21
Absence of Certain Business Practices. Neither KBI nor any of its Subsidiaries or any officer, employee or agent of KBI any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of KBI any of its Subsidiaries (or assist KBI any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject KBI any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject KBI any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22
Books and Records. The minute books, stock certificate books and stock transfer ledgers of KBI and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect any material transactions involving the business of KBI or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.
Section 3.23
Forms of Instruments, Etc. KBI has made, and will make, available to EQBK copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by KBI and its Subsidiaries in the ordinary course of its business.
Section 3.24
Fiduciary Responsibilities. KBI and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws.
Section 3.25
Guaranties. Except as set forth on Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither KBI nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.
Section 3.26
Voting Trust, Voting Agreements or Shareholders’ Agreements. Except for the Voting Agreements and as set forth on Confidential Schedule 3.26, there is no existing voting trust, voting agreement, shareholders’ agreement or similar arrangement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of KBI Stock.
Section 3.27
Employee Relationships.
(a)
KBI and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and KBI believes that the relationships between KBI’s and each of its Subsidiaries’ employees are good. To the Knowledge of KBI, no executive officer or manager of any of the operations of KBI or any of its Subsidiaries or of any group of employees of KBI any of its Subsidiaries have any present plans to terminate their employment with KBI any of its Subsidiaries. Except as set forth on Confidential Schedule 3.27(a), KBI is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against KBI any of its Subsidiaries prior to the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of KBI any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. KBI and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither KBI nor any of its Subsidiaries is engaged in any unfair labor practice.

(b)
Set forth on Confidential Schedules 3.27(b) is a complete and correct list of all employment agreements between KBI or any of its Subsidiaries and any employee of KBI or any of its Subsidiaries (collectively, “Employment Agreements”). True and correct copies of all Employment Agreements and all amendments thereto, have been furnished to EQBK.
Section 3.28
Employee Benefit Plans.
(a)
Set forth on Confidential Schedules 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by KBI and any of its Subsidiaries, or with respect to which KBI and any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, or (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of KBI or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”).
(b)
KBI has made available to EQBK true, accurate and complete copies of the following (in each case, only if applicable): (i) the documents comprising each Employee Plan, or, in the case of each unwritten Employee Plan, a written description thereof, (ii) each trust or other funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), (iii) the most recent summary plan description (iv) the most recently received Internal Revenue Service determination or opinion letter regarding the tax-qualified status of such Employee Plan, (v) Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, (vi) nondiscrimination testing results for the two most recent plan years, and (vii) any notices to or from the Internal Revenue Service, any office or representative of the Department of Labor, or any other Governmental Entity, relating to any compliance issues in respect of any Employee Plan.
(c)
Except as set forth on Confidential Schedule 3.28(c) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV or Section 412 of the Code, and neither KBI nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.
(d)
Except as set forth on Confidential Schedule 3.28(d): (i) each Employee Plan has been operated and administered in accordance with its terms and applicable Law in all material respects, including ERISA, the Code and other applicable Laws relating to Taxes; (ii) each Employee Plan intended to be “qualified” within the meaning of Code §401(a) (a “401(a) Plan”) has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification and, to the Knowledge of KBI, no event has occurred that could reasonably be expected to result in disqualification of such Employee Benefit Plan; (iii) there are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to KBI’s Knowledge, none are threatened, except to the extent that KBI, any of its Subsidiaries, or any Employee Plan sponsored by KBI or any of its Subsidiaries is involved in such transaction.
(e)
No Employee Plan provides post-termination health, life insurance or other welfare benefits to any current or former employee, officer, director, independent contractor, or service provider of KBI or any of its Subsidiaries, or any beneficiary of such individual other than in accordance with Code §4980B or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Law. No written or oral representations have been made by or on behalf of KBI or any of its Subsidiaries to any employee or former employee of KBI or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Law).
(f)
The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of KBI or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to EQBK or by applicable Law in connection with a qualified plan, (ii) as contemplated by this Agreement, or (iii) except as identified on Confidential Schedule 3.28(f). There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against KBI or any of its Subsidiaries, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.
(g)
The execution, delivery and performance by KBI of its obligations under the transactions contemplated by this Agreement and/or the approval of KBI’s shareholders of the Merger (whether alone or in connection with any subsequent event(s)), will not result in any payments or benefits which would not be deductible pursuant to Code §280G.
(h)
All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by KBI any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(i)
Except as set forth on Confidential Schedule 3.28(i), no Employee Plan holds any stock or other securities of KBI or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.
(j)
Except as provided in Confidential Schedule 3.28(j), KBI or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.
Section 3.29
Obligations to Employees. All accrued obligations and liabilities of KBI, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by KBI or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by KBI or its Subsidiaries according to GAAP and applicable Law applied on a consistent basis. All obligations and liabilities of KBI and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by KBI and each of its Subsidiaries according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the KBI Financial Statements and the books, statements and records of KBI and each of its Subsidiaries.
Section 3.30
Interest Rate Risk Management Instruments. Except as provided in Confidential Schedule 3.30, neither KBI nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of KBI or any of its Subsidiaries or for the account of a customer of KBI or any of its Subsidiaries.
Section 3.31
Internal Controls. KBI and each of its Subsidiaries maintains in all material respects accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of KBI and to maintain accountability for KBI’s and its Subsidiaries’ assets; (c) access to KBI’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of KBI’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately. Except as set forth on Confidential Schedule 3.31, none of KBI’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of KBI, any of its Subsidiaries or their accountants.
Section 3.32
Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and KBI has supplied EQBK with copies of the Bank’s current CRA Statement and all support papers thereof. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and KBI has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.
Section 3.33
Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in material compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any written notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any written notice of, nor does KBI have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.
Section 3.34
Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Kansas usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Kansas. Each loan on the books of the Bank was made in the ordinary course of business.
Section 3.35
Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. KBI and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The

Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.
Section 3.36
Unfair, Deceptive or Abusive Acts or Practices. Neither KBI nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which KBI or any of its Subsidiaries is a party that allege, or to the Knowledge of KBI, no Person has threatened to allege, that KBI or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.
Section 3.37
Securities Not Publicly Traded. No security or interest in KBI or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including, without limitation, the New York Stock Exchange, Inc., The NASDAQ Stock Market LLC, the American Stock Exchange, Inc. or the Over-the-Counter Bulletin Board. Neither KBI nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither KBI nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.
Section 3.38
Representations Not Misleading. No representation or warranty by KBI contained in this Agreement, nor any written statement, exhibit or schedule furnished to EQBK by KBI under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over KBI or its properties of the facts and circumstances upon which they were based.
Section 3.39
Mortgage Servicing Right.
(a)
The Bank is approved by and is in good standing to originate and/or service, as applicable: (i) as a supervised mortgagee by the HUD with respect to Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the VA with respect to VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation with respect to conventional residential mortgage loans.
(b)
Neither KBI nor any of its Subsidiaries has not received any written notice or other written communication from any Governmental Entity that such Governmental Entity intends to terminate or restrict the Bank’s status as an approved participant in its programs involving the businesses for which the Bank is as of the date hereof registered, approved or authorized. The Bank is properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act under any Servicing Agreement and applicable Law, and qualified to act under each Servicing Agreement.
(c)
The Credit Policies and Servicing Policies have been designed to comply in all material respects with the applicable Agency Guides, applicable Law and Applicable Requirements. KBI and each of its Subsidiaries has endeavored to follow all such Credit Policies and Servicing Policies, and any failures to do so would not be material to KBI. KBI has made true and correct copies of all of its Credit Policies and Servicing Policies available to EQBK prior to the date hereof.
(d)
There has been no legal action, suit or proceeding or judicial, administrative or governmental investigation against KBI or any of its Subsidiaries relating to (i) any failure to comply with the Applicable Requirements in connection with the underwriting, origination, Servicing or sale of any Mortgage Loan, or (ii) the rescission of any insurance or guaranty contract of KBI or any of its Subsidiaries.
(e)
The Bank is a member in good standing of the Mortgage Electronic Registration Systems, Incorporated system.
(f)
Confidential Schedule 3.39(f) sets forth all Mortgage Loans that KBI or any of its Subsidiaries has repurchased from any Persons pursuant to any Repurchase Obligation since January 1, 2022, together with all amounts otherwise paid to any other Persons due to a breach or claimed breach of any representation or warranty made by KBI or any of its Subsidiaries in order to satisfy any Repurchase Obligations to any other Persons.
(g)
Neither KBI nor any of its Subsidiaries has received written notices that it is in breach of any representation or warranty made by it in connection with the sale, transfer, assignment or conveyance of any Mortgage Loan, or received any requests, notices or demands for the repurchase, indemnification, exercise of a make-whole obligation or similar right with respect to any Mortgage Loan or associated Repurchase Obligation, with respect to Mortgage Loans which would be material to the financial results of KBI.
(h)
Except for obligations arising under KBI’s Servicing Agreements or sales of Mortgage Servicing Rights, neither KBI nor any of its Subsidiaries is a party to any contract pursuant to which KBI or any of its Subsidiaries may have any Repurchase Obligations with respect to any Mortgage Loans.
(i)
The Credit Policies of KBI and its Subsidiaries are designed to ensure that each Mortgage Loan approved is eligible for sale to, or insurance by, the applicable Investor or Insurer upon such sale or issuance of insurance, except for any Mortgage Loan as to which the ineligibility for such sale or issuance of insurance would not be the contractual or legal responsibility of KBI under Applicable Requirements. KBI and its Subsidiaries have complied with all such Credit Policies in all material respects.
(j)
All sales, assignments, conveyances, assignments, purchases, assumptions and related transfers of any Mortgage Loan or Servicing Rights by or to KBI or any of its

Subsidiaries, including any related transfers of Servicing or Servicing Rights, were effected in material compliance with all Applicable Requirements. KBI timely obtained all necessary Regulatory Agency consents or other required governmental approvals in connection with the sale of any Servicing Rights.
Section 3.40
No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of KBI, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to KBI or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQBK

Except (i) as disclosed in the disclosure schedules delivered by EQBK to KBI prior to the execution hereof (the “EQBK Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the EQBK Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by EQBK that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any EQBK SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), EQBK hereby represents and warrants to KBI as follows:

Section 4.01
Organization and Qualification.
(a)
EQBK is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. EQBK has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of EQBK, as amended to date, certified by the Secretary of EQBK, have been made available to KBI.
(b)
Equity Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of

Kansas. Equity Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of Equity Bank, as amended to date, have been made available to KBI. Equity Bank is an insured depository institution as defined in the FDIA.
(c)
Merger Sub is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is wholly-owned by EQBK. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of Merger Sub, as amended to date, have been made available to KBI.
Section 4.02
Authority; Execution and Delivery.
(a)
EQBK has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. EQBK has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by EQBK, and each constitutes the legal, valid and binding obligation of EQBK, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
(b)
Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Merger Sub. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are subsequently obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. At or prior to the date hereof, the sole shareholder of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the sole shareholder of Merger Sub, and (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and such approval and adoption is the only approval of holders of any class of securities of Merger Sub which is required to adopt this Agreement and effect the transactions contemplated hereby. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub (assuming due authorization, execution and delivery by each other party hereto), enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
Section 4.03
Capitalization.
(a)
The entire authorized capital stock of EQBK consists solely of (i) 45,000,000 shares of EQBK Class A Stock, of which 15,463,035 shares are issued and outstanding, as of March 1, 2024, (ii) 5,000,000 shares of EQBK Class B Stock, none of which are issued and outstanding, as of March 1, 2024, and (iii) 10,000,000 shares of preferred stock, none of which are issued and outstanding.
Section 4.04
Compliance with Laws, Permits and Instruments.
(a)
Except as set forth on Confidential Schedule 4.04, each of EQBK and Equity Bank holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to EQBK, individually or in the aggregate, or to the Knowledge of EQBK is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.
(b)
Except as set forth on Confidential Schedule 4.04, each of EQBK and Equity Bank has performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall not be in default) under, or in violation of, (i) any provision of the articles of incorporation or bylaws of EQBK or Equity Bank or other governing documents of EQBK or Equity Bank, as applicable (collectively, the “EQBK Constituent Documents”), (ii) any provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses now conducted or heretofore conducted, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses now conducted or heretofore conducted, except in the case of clauses (ii) and (iii), where any such noncompliance, default or violation, in the aggregate, would not have a Material Adverse Change on EQBK or Equity Bank.
(c)
Except as set forth on Confidential Schedule 4.04, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the EQBK Constituent Documents, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any of its Subsidiaries or their respective assets, operations, properties or businesses, or

(iii) any material Law or Order of any Governmental Entity applicable to EQBK or any of its Subsidiaries or their respective assets, operations, properties or businesses.
Section 4.05
Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the OSBC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC (under applicable requirements) (f) the filing of the certificates of merger with the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC and the OSBC, and (g) Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by EQBK of this Agreement or (B) the consummation by EQBK of the transactions contemplated by this Agreement. As of the date of this Agreement, EQBK knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and EQBK has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.
Section 4.06
Regulatory Compliance.
(a)
Except as set forth on Confidential Schedule 4.06, neither EQBK nor Equity Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. Except as set forth on Confidential Schedule 4.06, there is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of EQBK or Equity Bank. There are no actions or proceedings pending or, to the Knowledge of EQBK, threatened against EQBK, Equity Bank or other Subsidiary of EQBK by any Regulatory Agency. EQBK is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). Equity Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r)). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.
(b)
All material reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK or Equity Bank with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

Section 4.07
Absence of Certain Changes. Since December 31, 2023, (a) EQBK has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on EQBK or Equity Bank.
Section 4.08
EQBK Disclosure Controls and Procedures. Except as set forth on Confidential Schedule 4.08, none of EQBK’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EQBK or its accountants. EQBK has devised, established and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (except as otherwise required by RAP).
Section 4.09
Representations Not Misleading. No representation or warranty by EQBK contained in this Agreement, nor any written statement, exhibit or schedule furnished to KBI by EQBK under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over EQBK or their properties of the facts and circumstances upon which they were based.
Section 4.10
No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of EQBK, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to EQBK or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.
ARTICLE V

COVENANTS OF KBI
Section 5.01
Commercially Reasonable Efforts. KBI will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.
Section 5.02
Shareholders’ Meeting. KBI, acting through the KBI Board, shall, in accordance with applicable:
(a)
duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable after the execution for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby;
(b)
require no greater than the minimum vote of the capital stock of KBI required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;
(c)
use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of KBI Stock entitled to vote at the Shareholders’ Meeting necessary to approve the foregoing under applicable Law.
Section 5.03
Information Furnished by KBI. KBI shall promptly following receipt of a written request from EQBK furnish or cause to be furnished to EQBK, all information concerning KBI, including but not limited to financial statements, required for inclusion in any statement or application made or filed by EQBK to any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. KBI represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. KBI shall otherwise fully cooperate with EQBK in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.
Section 5.04
Required Acts. Between the date of this Agreement and the Closing, KBI will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by EQBK:
(a)
operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;
(b)
except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;
(c)
perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as KBI or any of its Subsidiaries may in good faith reasonably dispute;
(d)
maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e)
timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;
(f)
timely file, subject to extensions, all Tax Returns required to be filed by it and timely pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings and properly accrued in accordance with GAAP;
(g)
promptly notify EQBK of any Tax proceeding or claim pending or threatened against or with respect to KBI or any of its Subsidiaries;
(h)
withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Entity when due;
(i)
account for all transactions and prepare all financial statements in accordance with GAAP
(j)
promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;
(k)
maintain the allowance for loan losses account in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements; provided, further, that such allowance for loan losses as determined in accordance with GAAP, shall equal the greater of (A) 2.48% of total loans outstanding as of the Closing Date, or (B) the amount required to comply with GAAP standards;
(l)
except as otherwise provided in this Agreement, pay or accrue all costs, expenses and other charges to be incurred by KBI or any Subsidiary thereof in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date; and
(m)
ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP.
Section 5.05
Prohibited Acts. Between the date of this Agreement and the Closing, KBI will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of EQBK, except as set forth on Confidential Schedule 5.05:
(a)
take or fail to take any action that would cause the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude KBI from making such representations and warranties at the time of the Closing;
(b)
merge into, consolidate with or sell its assets to any other Person or entity, change or amend KBI’s or any of its Subsidiaries’ articles of incorporation or bylaws, increase the number of shares of KBI Stock or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);
(c)
except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from KBI or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;
(d)
declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities.
(e)
discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;
(f)
issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;
(g)
accelerate the vesting of pension or other benefits in favor of employees of KBI or any of its Subsidiaries except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;
(h)
acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
(i)
mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits;
(j)
except for the sale of any Scheduled Loan which may only be sold without recourse to the Bank, sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $5,000;
(k)
settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 and that would not impose any material restriction on the business of KBI or any Subsidiary thereof;

(l)
make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;
(m)
enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any Employment Agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;
(n)
make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to EQBK or that are necessary to prevent substantial deterioration of the condition of a property;
(o)
sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
(p)
make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by KBI’s independent auditors, or as required by any applicable Regulatory Agency, (iv) tax election, change in taxable year, accounting principles, practices or methods for Tax purposes, amendment of a Tax Return, restriction on any assessment period relating to Taxes, settlement of any Tax claim, action, suit, litigation, proceeding, arbitration, investigation, audit, controversy or assessment relating to KBI or any of its Subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or surrender any claim to a refund, or (v) extension (other than automatic extensions and extensions obtained in the ordinary course of business) in the time to file Tax Returns, or waiver of the limitation period applicable to any Tax claim or assessment relating to KBI or its Subsidiaries;
(q)
reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(r)
sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;
(s)
renewed, extended the maturity of, or altered any of the terms of any loan classified by KBI as [“intermediate,”] [“substandard,”] and [“problem”] or other words of similar import;
(t)
make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $100,000, but EQBK will be deemed to have given its consent under this Section 5.05(t) unless EQBK objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after actual receipt by EQBK of all information relating to the making, renewal or alteration of that loan; or
(u)
enter into any acquisitions or leases of real property, including new leases and lease extensions, other than in the ordinary course of business consistent with past practice or through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies;.

Section 5.06
Access; Pre-Closing Investigation.
(a)
Upon reasonable notice and subject to applicable Laws, KBI will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of EQBK reasonable access to the properties, books, contracts and records of KBI and each of its Subsidiaries, permit EQBK to make such inspections as EQBK may reasonably require and furnish to EQBK during such period all such information concerning KBI, each of its Subsidiaries and its affairs as EQBK may reasonably request, in order that EQBK may have full opportunity to make such reasonable investigation as it desires to make of the affairs of KBI and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of KBI and each of its Subsidiaries and the satisfaction of the conditions precedent to EQBK’s obligations described in Article VIII of this Agreement. EQBK will use its commercially reasonable efforts not to disrupt the normal business operations of KBI or any of its Subsidiaries. KBI agrees at any time, and from time to time, to furnish to EQBK as soon as practicable, any additional information that EQBK may reasonably request. Neither KBI nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of KBI’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
(b)
No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
Section 5.07
Additional Financial Statements. KBI will promptly furnish EQBK with true and complete copies of (a) each Call Report prepared after the date of this Agreement as soon as such reports are made available to the FDIC, (b) the consolidated balance sheet of KBI as of the end of each quarter during the term of this Agreement, the consolidated statement of income and changes in shareholders’ equity of KBI for each period during the term of this Agreement, and the consolidated statement of cash flows of KBI for each period during the term of this Agreement, as soon as each such compiled financial statement is made available to KBI, (c) unaudited month-end financial statements of KBI, and (d) each Tax Return for either KBI or the Bank prepared after the date of this Agreement as soon as such returns are made available to the IRS.
Section 5.08
Untrue Representations. KBI will promptly notify EQBK in writing if KBI becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to EQBK or any representation or warranty made in or pursuant to this Agreement or that results in the failure of KBI or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.
Section 5.09
Litigation and Claims. KBI will promptly notify EQBK in writing of any litigation, or of any claim, controversy or contingent liability that might be reasonably expected to become the subject of litigation, against KBI or any of its Subsidiaries or affecting any of their properties, and KBI will promptly notify EQBK of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of KBI, threatened against KBI or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by KBI or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 5.10
Material Adverse Changes. KBI will promptly notify EQBK in writing if any change or development has occurred or, to the Knowledge of KBI, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on KBI or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VIII not to be satisfied.
Section 5.11
Consents and Approvals. KBI will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.02(j).

Section 5.12
Benefit Plans.
(a)
KBI will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) effective no later than the date immediately before the Closing Date.
(b)
At the direction of EQBK, KBI will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. KBI will provide EQBK evidence or such other confirmation from KBI which EQBK deems appropriate that each such Welfare Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of EQBK, KBI shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.
Section 5.13
Termination of Contracts.
(a)
KBI and each of its Subsidiaries will, with regard to any contract to which KBI or any of its Subsidiary is a party identified by EQBK prior to the Calculation Date, cooperate with and take such actions as reasonably requested by EQBK to terminate any such contract on a date to be determined by EQBK, in its sole discretion. Any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by KBI or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by EQBK, shall be accrued or paid by KBI or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.13(a). For the avoidance of doubt, EQBK will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract.
(b)
KBI and each of its Subsidiaries will cooperate with EQBK in EQBK’s negotiation in good faith of a reasonable settlement of the termination of KBI’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Confidential Schedule 5.13(b) and KBI and each of its Subsidiaries will take such actions as reasonably requested by EQBK in connection with the termination of such contracts, to ensure that if the Merger occurs, the data procession/technology contracts listed on Confidential Schedule 5.13(b) will be terminated in connection with the consummation of the Merger; provided, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by KBI or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by KBI or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.13(b).
(c)
Any such notice and actions by KBI and/or each of its Subsidiaries pursuant to this Section 5.13 will be in accordance with the terms of such contracts.

Section 5.14
Conforming Accounting Adjustments. KBI and each of its Subsidiaries shall, if requested by EQBK, consistent with GAAP, immediately prior to Closing, make such accounting entries as EQBK may reasonably request in order to conform the accounting records of KBI and each of its Subsidiaries to the accounting policies and practices of EQBK; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any governmental agency or regulatory authority, (c) violate any Law, rule or regulation applicable to KBI or any of its Subsidiaries, or (d) be an acknowledgment by KBI (i) of any adverse circumstances for purposes of determining whether the conditions to EQBK’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to EQBK’s obligations under this Agreement set forth in Section 8.08 or (iii) that such adjustment has any bearing on the Merger Consideration.
Section 5.15
Regulatory and Other Approvals. KBI, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by KBI in connection with this Agreement and the other agreements contemplated hereby. KBI will promptly furnish EQBK with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. KBI will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.16
Tax Matters.
(a)
All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the party liable for such Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)
KBI and its Subsidiaries shall comply with the recordkeeping and information reporting requirements imposed on them, including but not limited to those set forth in Treasury Regulation Section 1.368-3.
(c)
KBI and its Subsidiaries further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)
KBI and its Subsidiaries will not take any action or omit to take any action that would prevent or impede the Integrated Mergers taken together from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d). KBI will comply, to the extent reasonably expected to be necessary to cause the Integrated Mergers taken together to qualify as a reorganization under the provisions of Section 368(a) of the Code, and with all representations, warranties, and covenants contained in the KBI Tax Certificate.
(e)
In the event of any audit of KBI’s or its Subsidiaries’ federal or state Tax Returns (i) prior to the consummation of the Integrated Mergers, EQBK and KBI shall cooperate regarding any such audit and KBI shall not settle the same without the consent of EQBK, which consent will not be unreasonably withheld; and (ii) after the Effective Time, EQBK may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.
Section 5.17
Disclosure Schedules. At least five (5) days but not more than ten (10) days prior to the Closing, KBI agrees to provide EQBK with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the date that such schedules are delivered. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.
Section 5.18
Transition.
(a)
The senior officers of KBI and the Bank agree to meet with senior officers of EQBK as reasonably requested by EQBK to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of KBI and the Bank agrees to give due consideration to EQBK’s input on such matters, consistent with this Section 5.18, with the understanding that EQBK shall in no event be permitted to exercise control of KBI or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, KBI and the Bank shall have no obligation to act in accordance with EQBK’s input. Commencing after the date hereof and to the extent permitted by applicable Law, EQBK, KBI and the Bank shall use their commercially reasonable efforts to plan the integration of KBI and the Bank with the businesses of EQBK and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall EQBK or its affiliates be entitled to control KBI or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of KBI and the Bank in the ordinary course of business, KBI’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from KBI’s and the Bank’s outside contractors, and to assist EQBK in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. EQBK shall provide such assistance of its personnel as KBI and the Bank shall request to permit KBI and the Bank to comply with their obligations under this Section 5.18.

(b)
Following receipt of all regulatory approvals required for the consummation of the transactions contemplated by this Agreement, each of KBI and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit EQBK to take all reasonable actions that EQBK deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable EQBK, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to KBI and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any such actions shall be at the expense of EQBK.
Section 5.19
Execution of Releases. KBI shall use its best efforts to cause the persons set forth on Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.
Section 5.20
No Solicitation.
(a)
KBI will not, and will cause its Subsidiaries not to, and will cause KBI’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal. KBI shall, and shall cause each of its officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than EQBK or Merger Sub) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.
ARTICLE VI

COVENANTS OF EQBK
Section 6.01
Commercially Reasonable Efforts. EQBK shall use its respective commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.
Section 6.02
Regulatory Filings; Registration Statement.

(a)
EQBK and Merger Sub, at their own expense, with the cooperation of KBI, at its own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by EQBK, Equity Bank or Merger Sub in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Merger and the Bank Merger by the Federal Reserve, the FDIC and the OSBC.
(b)
EQBK shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.
(c)
EQBK shall keep KBI reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger. KBI shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all material non-confidential written information to be submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement.
Section 6.03
Untrue Representations. EQBK shall promptly notify KBI in writing if EQBK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to KBI or any representation or warranty made in or pursuant to this Agreement or that results in the failure of EQBK to comply with any covenant, condition or agreement contained in this Agreement in all material respects.
Section 6.04
Litigation and Claims. EQBK shall promptly notify KBI of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of EQBK, threatened against EQBK or any Subsidiary of EQBK that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by EQBK or any Subsidiary of EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 6.05
Material Adverse Changes. EQBK shall promptly notify KBI in writing if any change or development shall have occurred or, to the Knowledge of EQBK, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on EQBK, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in Article VII not to be satisfied.
Section 6.06
Consents and Approvals. EQBK will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.03(j).
Section 6.07
Employee Matters.
(a)
At the Effective Time, EQBK may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of KBI or any of its

Subsidiaries (each a “Terminated Employee”) or continue the employment of one or more current employees of KBI or any of its Subsidiaries (each a “Continuing Employee”). EQBK shall consult with the Chief Executive Officer of KBI with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of EQBK, each Continuing Employee shall be entitled, as an employee of EQBK or its Subsidiaries, to participate in the employee benefit plans of EQBK provided to similarly situated employees of EQBK or its Subsidiaries, if such Continuing Employee shall be eligible and, if required by the terms of such plans, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of EQBK or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, EQBK shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any defined benefit pension plan), credit each Continuing Employee with his or her term of service with KBI or any of its Subsidiaries to the extent such service was recognized under the analogous Employee Plan of KBI or any of its Subsidiaries.
(b)
Terminated Employees and Continuing Employees will be eligible to receive the severance set forth on Confidential Schedule 6.07, subject to the satisfaction of the terms and condition set forth on such schedule. Terminated Employees and Continuing Employees are intended third party beneficiaries of Section 6.07(a) and Section 6.07(b).
(c)
Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of KBI or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, EQBK, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, KBI, EQBK or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of KBI or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.20, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of KBI or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 6.08
Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, EQBK shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.08, the ordinary course of business shall consist of the banking and related business as presently conducted by EQBK and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.
Section 6.09
No Control of Other Party’s Business. Nothing contained in this Agreement (including Sections 5.4 to Section 5.6) shall give EQBK, directly or indirectly, the right to control or direct the operations of KBI prior to the Effective Time or shall give KBI, directly or indirectly, the right to control or direct the operations of EQBK. Prior to the Effective Time, (a) each of KBI and EQBK shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) KBI shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (c) KBI shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.
Section 6.10
Directors’ and Officers’ Indemnification and Insurance.
(a)
By virtue of the occurrence of the Mergers and Second Step Merger and the Bank Merger, EQBK and Equity Bank shall, from and after the Effective Time, succeed to KBI’s and Bank’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of KBI and the Bank, respectively, as provided in their articles of incorporation, Bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). EQBK hereby guaranties KBI’s indemnification obligations.
(b)
Except to the extent prohibited by applicable Law, following the Effective Time and for a period of three (3) years thereafter, EQBK shall indemnify, defend, and hold harmless any Person who has rights to indemnification from KBI or the Bank, under the Existing Indemnification Obligation.
(c)
Prior to Closing, EQBK and Equity Bank shall obtain, at the expense of EQBK, a three (3) year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance currently maintained by KBI and the Bank as of the date hereof with respect to claims arising from facts or events that occurred on or prior to the Effective Time (including the transactions contemplated hereby) as currently maintained by KBI (“Tail Policy”), on terms no less advantageous than those contained in KBI’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that EQBK shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by KBI for such insurance.
(d)
If EQBK or Equity Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of EQBK or Equity Bank expressly assume the obligations set forth in this Section 6.10.

(e)
The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of KBI or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Section 6.11
Tax Matters.
(a)
Scott Bird, as the individual appointed to represent KBI with respect to certain Tax matters arising under this Section 6.11 (or any successor appointed by Scott Bird in writing who accepts the position, “Shareholder’s Representative”), shall prepare and timely file or cause to be prepared and timely filed the final federal S Corporation Tax Return (and state and local income Tax Returns, as applicable) of KBI and its Subsidiaries for all taxable years or periods ending on or prior to the Closing Date (the “Final S Corp Tax Return”). The Final S Corp Tax Returns shall be prepared in a manner consistent with past custom and practice and any existing Tax elections, except as otherwise required by Law. To the extent permitted by applicable Law, the parties agree that KBI shall include on the Final S Corp Tax Returns any income, gain, loss, deduction or other tax items of KBI and any of its Subsidiaries for the taxable year ending on or prior to the Closing Date, including any liability for Taxes under Section 1374 of the Code (or any similar provision of state, local or non-U.S. Tax law or otherwise). Shareholder’s Representative shall provide EQBK with draft copies of the Final S Corp Tax Returns (together with any supporting financial information or workpapers requested by EQBK) at least thirty (30) days prior to the due date (including extensions) for each Final S Corp Tax Return and shall allow EQBK to review and comment upon such Final S Corp Tax Return and the Shareholder’s Representative shall consider in good faith any reasonable written comments received from EQBK, within twenty (20) days following delivery of the draft Final S Corp Tax Return to EQBK.
(b)
All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, (collectively “Transfer Taxes”) shall be allocated one hundred percent (100%) to EQBK, together with the expense to file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. The party required by applicable Law to do so will file all necessary Tax Returns and other documentation in connection with Transfer Taxes. If required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(c)
EQBK and Shareholder’s Representative shall reasonably cooperate, as and to the extent reasonably requested by such other party, in connection with filing of Tax Returns of RBI and its Subsidiaries and in connection with any audit, or litigation in a Tax Proceeding with respect to a Pre-Closing Tax Period of KBI or any of its Subsidiaries.

(d)
KBI and EQBK further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF KBI

The obligations of KBI under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by KBI:

Section 7.01
Representations and Warranties. (i) Each of the representations and warranties of the EQBK set forth in Sections 4.01, 4.02, and 4.03 (other than inaccuracies that are de minimis in amount and effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by EQBK in this Agreement or in any document or schedule delivered to KBI in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).
Section 7.02
Performance of Obligations. EQBK and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by EQBK and Merger Sub under this Agreement on or prior to the Closing Date.
Section 7.03
Shareholder Approval. Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of KBI Stock as and to the extent required by the KGCC (the “Requisite KBI Vote”).
Section 7.04
Government and Other Approvals. KBI and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.03(j) and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.
Section 7.05
No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject KBI, the Bank or any officer, director, shareholder or employee of KBI or the Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.
Section 7.06
Delivery of Closing Documents. KBI shall have received all documents required to be received from EQBK on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to KBI.
Section 7.07
No Material Adverse Change. There having been no Material Adverse Change with respect to EQBK since December 31, 2023.
Section 7.08
Tail Policy. EQBK shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.10(c).
ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK AND MERGER SUB

All obligations of EQBK and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01
Representations and Warranties. (i) Each of the representations and warranties of the KBI set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and 3.14 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by KBI in this Agreement or in any document or schedule delivered to EQBK in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02
Performance of Obligations. KBI has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by KBI under this Agreement on or prior to the Closing Date.
Section 8.03
Shareholder Approval. Each of this Agreement and the Merger having been approved by the Requisite KBI Vote.
Section 8.04
Government and Other Approvals. EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.02(j), and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.
Section 8.05
No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of EQBK or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject EQBK, Equity Bank or any officer, director, shareholder or employee of EQBK or Equity Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.
Section 8.06
Releases. EQBK having received from each of the directors of KBI an instrument dated as of the Closing Date releasing KBI, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit ”D”. Further, EQBK having received from each of the officers of KBI, as listed on Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing KBI, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit “E”.
Section 8.07
No Material Adverse Change. There will have been no Material Adverse Change to KBI since December 31, 2023.
Section 8.08
Termination of Employee Plans. EQBK having received evidence reasonably satisfactory to EQBK that, as of the Effective Time, all Employee Plans of KBI have been terminated in accordance with the terms of such Employee Plans of KBI, the Code, ERISA and all other applicable Laws on a basis satisfactory to EQBK in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations and/or integrations.
Section 8.09
Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of KBI Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the KGCC.
Section 8.10
Delivery of Closing Documents. EQBK shall have received all documents required to be received from KBI on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to EQBK.
Section 8.11
Minimum Shareholders’ Equity. The consolidated shareholders’ equity of KBI shall be equal to or greater than $250,000.00.
Section 8.12
FIRPTA Certificate. KBI shall have delivered to EQBK (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by KBI, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by KBI.
ARTICLE IX

TERMINATION
Section 9.01
Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of KBI, prior to the Effective Time as follows, and in no other manner:
(a)
by the mutual written consent of EQBK and KBI;
(b)
by either KBI or EQBK (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by July 1, 2024; provided, that such date may be extended to such later date as agreed upon by the parties hereto;
(c)
by either EQBK or KBI if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action.

(d)
by either EQBK or KBI if there has been any Material Adverse Change with respect to the other party;
(e)
by EQBK, pursuant to the terms of Section 1.06 (d) or if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of KBI or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to EQBK if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If EQBK desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(e), then it must notify KBI in writing of its intent to terminate stating the reason therefor. KBI shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;
(f)
by KBI, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of EQBK or Merger Sub or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to KBI if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If KBI desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify EQBK in writing of its intent to terminate stating the reason therefor. EQBK shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;
(g)
by EQBK or KBI, if this Agreement and the Merger are not approved by the required vote of shareholders of KBI at its Shareholders’ Meeting, or at any adjournment or postponement thereof; provided, however, that KBI may not terminate this Agreement pursuant to this Section 9.01(g) if KBI has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the approval of the KBI shareholders at the Shareholders’ Meeting, or at any adjournment or postponement thereof;
(h)
by EQBK if KBI or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity; or

Section 9.02
Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.08 of this Agreement.
Section 9.03
Effect of Termination.
(a)
If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:
(i)
no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;
(ii)
the provisions of this Section 9.03, and Article X (other than Section 10.06) shall survive any such termination; and
(iii)
the Confidentiality Agreement shall survive any such termination in accordance with its terms.
ARTICLE X

GENERAL PROVISIONS
Section 10.01
Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.
Section 10.02
Expenses. Except as otherwise provided in Section 9.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Section 10.03
Brokerage Fees and Commissions.
(a)
Except as set forth on Confidential Schedule 10.03(a), EQBK hereby represents to KBI that no agent, representative or broker has represented EQBK in connection with the transactions described in this Agreement. KBI will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of EQBK and EQBK hereby agrees to indemnify and hold KBI harmless for any amounts owed to any agent, representative or broker of EQBK.
(b)
Except as set forth on Confidential Schedule 10.03(b), KBI hereby represents to EQBK that no agent, representative or broker has represented KBI in connection with the transactions described in this Agreement. EQBK will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of KBI or any shareholder of KBI, and KBI hereby agrees to indemnify and hold EQBK harmless for any amounts owed to any agent, representative or broker of KBI or any shareholder of KBI.
Section 10.04
Entire Agreement. This Agreement, the Voting Agreement, the Director Support Agreements, the EQBK Disclosure Schedules, the KBI Disclosure Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.
Section 10.05
Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.
Section 10.06
Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.
Section 10.07
Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 10.08
Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email (provided that the email is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses set forth below and is deemed delivered (a)

in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and email addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to KBI:

Scott R. Bird
Chairman and President
314 Main Street
Quinter, Kansas 67752
Email: bird@kansaslandbank.com

With a copy (which shall not constitute notice) to:

Robert Minter
Minter and Pollack
800 E. 1st St. N, #30
Wichita, Kansas 67202
Email: minter@mp-firm.com

If to EQBK or Merger Sub:

Brad S. Elliott
Chairman and Chief Executive Officer
Equity Bancshares, Inc.
7701 East Kellogg Drive, Suite 200
Wichita, Kansas 67207
Email: brade@equitybank.com

With a copy (which shall not constitute notice) to:

Brett Reber
General Counsel
Equity Bank
7701 East Kellogg Drive, Suite 200
Wichita, Kansas 67207
Email: breber@equitybank.com

Section 10.09
GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS.

Section 10.10
WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11
Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 10.12
Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Adjusted Equity” shall have the meaning set forth in Section 1.06(a).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Agency” means the FHA, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, HUD, the United States Department of Agriculture, and the VA.

“Agency Guides” means the Fannie Mae Single Family Selling Guide, the Fannie Mae Single Family Servicing Guide, the Freddie Mac Single Family Seller/Servicer Guide, the Ginnie Mae Mortgage Backed Securities Guide and any other guide issued by any Agency or Regulatory Agency.

“Agreement” shall have the meaning set forth in the Preamble.

“KBI” shall have the meaning set forth in the Preamble.

“KBI Board” shall have the meaning set forth in the Recitals.

“KBI Certificate” shall have the meaning set forth in Section 5.19.

“KBI Common Stock” shall have the meaning set forth in Section 1.05(b).

“KBI Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“KBI Financial Statements” shall have the meaning set forth in Section 3.05(a).

“KBI Merger Costs” shall have the meaning set forth in Section 1.06(c).

“KBI Recommendation” shall have the meaning set forth in Section 3.02.

“KBI Stock” shall have the meaning set forth in Section 1.05(c).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Bank” shall have the meaning set forth in the Recitals.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“BHCA” shall have the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Wichita, Kansas are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(b).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Certificate” shall have the meaning set forth in Section 1.07(ii).

“Common Consideration” shall have the meaning set forth in Section 1.05(c)(i).

“Common Letter of Transmittal” shall have the meaning set forth in Section 1.07(ii).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, effective as of December 11, 2023, by and between KBI and EQBK.

“Continuing Employee” shall have the meaning set forth in Section 6.07(a).

“CRA” shall have the meaning set forth in Section 3.32.

“Credit Policies” means any Agency or other Investor policies and procedures to which KBI or any of its Subsidiaries is subject as such relate to the extension of credit with respect to the Mortgage Loans in effect at the time each Mortgage Loan was originated.

“Director Support Agreement” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.10(a).

“Dissenting Shareholder” shall have the meaning set forth in Section 1.10(a).

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Employment Agreements” shall have the meaning set forth in Section 3.27(b).

“Environmental Inspections” shall have the meaning set forth in Section 5.06.

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“EQBK” shall have the meaning set forth in the Preamble.

“EQBK Board” shall have the meaning set forth in the Recitals.

“EQBK Class A Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Class B Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“Equity Adjustment” shall have the meaning set forth in Section 1.06(d).

“Equity Bank” shall have the meaning set forth in the Recitals.

“Equity Bank Board” means the board of directors of Equity Bank.

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 1.07(a)(i).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.10(a).

“FDIA” shall have the meaning set forth in Section 2.02(e).

“FDIC” shall have the meaning set forth in Section 2.02(e).

“Federal Reserve” shall mean the Federal Reserve System.

“FHA” means the U.S. Federal Housing Administration.

“GAAP” shall have the meaning set forth in Section 3.05(a).

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Group Health Plan” shall have the meaning set forth in Section 3.28.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“HUD” means the U.S. Department of Housing and Urban Development.

“Indemnified Parties” shall have the meaning set forth in Section 6.10(e).

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“Investor” means any Agency, private investor, trust or other Person who owns or holds or is committed to purchase or acquire Mortgage Loans, any interest therein or any Mortgage Servicing Rights with respect thereto, or to the extent any Mortgage Loans are pooled into mortgage-backed securities, partial interests in such mortgage-backed securities backed by such Mortgage Loans.

“KGCC” shall have the meaning set forth in Section 1.01.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of the parties hereto to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Kansas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster, acts of God, outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the execution and delivery of this Agreement, the announcement hereof, the performance of transactions contemplated hereby, or any litigation relating to this Agreement or the transactions contemplated hereby; provided, that such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall mean the Common Consideration.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Equity” shall have the meaning set forth in Section 1.06(e).

“Mortgage Loan” means each residential mortgage loan, or line of credit originated in whole or in part, acquired, sold or otherwise held by KBI or any of its Subsidiaries at any time, including all of KBI’s and its Subsidiaries’ rights, title and interest in and to such Mortgage Loan, Mortgage Servicing Rights, the related mortgage note, all mortgage loan documents, the mortgage file, credit file and Servicing file, collateral and all other material and information collected by KBI or any of its Subsidiaries in connection with such Mortgage Loan.

“Mortgage Servicing Rights” means, with respect to a mortgage loan, the right or rights to Service such mortgage loan, receive compensation therefor, and the duties and obligations associated therewith.

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“OSBC” means the Office of the State Bank Commissioner of Kansas.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Permitted Encumbrances” shall mean only (i) Liens for Taxes not yet due and payable and that do not constitute penalties, (ii) Liens for Taxes being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the KBI’s books in accordance with GAAP, (iii) statutory Liens of landlords, (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (v) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Per Share Cash Consideration” shall have the meaning set forth in Section 1.06 (f).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Property” or “Properties” shall include all real property currently owned or leased by KBI, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of KBI.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) OSBC, (v) the SEC, (vi) any Agency, or (vii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Repurchase Obligations” means all Liabilities, including repurchase, indemnification, make-whole or similar obligations, relating to any Mortgage Loans originated, funded, sold, transferred, assigned, conveyed, Serviced or acquired by KBI or any of its Subsidiaries at any time on or prior to the date hereof, including pursuant to any contract with, or breach of contract or other act or omission of, any broker, correspondent or other Person.

“Requisite KBI Vote” shall have the meaning set forth in Section 7.03.

“Retirement Plan” shall have the meaning set forth in Section 5.12.

“SEC” shall have the meaning set forth in Section 3.37.

“Second Certificate of Merger” shall have the meaning set forth in Section 1.11.

“Second Effective Time” shall have the meaning set forth in Section 1.11.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean Securities Act of 1933, as amended.

“Servicing” (and corollary terms such as “Service” or “Serviced”) means the responsibilities with respect to servicing and administration of Mortgage Loans under applicable Laws or other Applicable Requirements, whether performed as a servicer, subservicer or interim servicer, including all collection activities related thereto.

“Servicing Agreement” means any contract, including the Agency Guides, whereby KBI or any of its Subsidiaries has agreed to Service any Mortgage Loan on behalf of a third

Person (including any Agency) or designate such duties to an approved subservicer under a Subservicing Agreement.

“Servicing Policies” means any Agency or other Investor policies and procedures to which KBI or any of its Subsidiaries is subject as such relate to the Servicing of Mortgage Loans in effect during the time the Mortgage Loans were Serviced by KBI or any of its Subsidiaries (either directly or through a subservicing arrangement).

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a).

“SOA” shall have the meaning set forth in Section 5.18.

“Subservicing Agreement” means any contract whereby KBI or any of its Subsidiaries has a contract with a Person other than KBI or any of its Subsidiaries to subservice or otherwise Service any Mortgage Loans on behalf of KBI or any of its Subsidiaries.

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest. With respect to KBI, the term “Subsidiary” does not include the Trust.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 6.10(c).

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, escheat, unclaimed property, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Employee” shall have the meaning set forth in Section 6.07(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“VA” means the U.S. Department of Veteran’s Affairs.

“Welfare Plan” shall have the meaning set forth in Section 5.12.

Section 10.13
Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.
Section 10.14
Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.
Section 10.15
Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 10.16
Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.
Section 10.17
Public Disclosure. Neither EQBK, Merger Sub nor KBI, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) EQBK and KBI are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) EQBK may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in EQBK that is bound by a confidentiality agreement.
Section 10.18
Extension; Waiver. At any time prior to the Closing Date, EQBK, on the one hand, and KBI, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.
Section 10.19
Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.
Section 10.20
No Third Party Beneficiaries. Except for Section 6.07(a), Section 6.07(b) and Section 6.15, nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

EQUITY BANCSHARES, INC.

By:/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

KL merger sub, inc.

By:/s/ Brad S. Elliott
Name: Brad Elliott
Title: President

KansasLand Bancshares, INC.

By:/s/ Scott R. Bird
Name: Scott R.Bird
Title: Chairman

[Signature Page to Agreement and Plan of Reorganization]